Exhibit 3.2

ARTICLES OF AMENDMENT

In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:

1.The name of the corporation is: Peoples Financial Services Corp.

2.The address of this corporation’s current registered office in this Commonwealth is: 150 North Washington Avenue, Scranton, Pennsylvania 18503 Lackawanna County

3.The statute by or under which it was incorporated: Pennsylvania Business Corporation Law of 1933

4.The date of its incorporation: 02/06/1986

5.The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

6.The amendment was adopted by the shareholders or members pursuant to 15 Pa.C.S. § 1914(a) and (b) or§ 5914(a).

7.The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 19 day of May, 2020

Peoples Financial Services Corp.

/s/ Craig W. Best

CEO

EXHIBIT A

TO THE ARTICLES OF AMENDMENT OF

PEOPLES FINANCIAL SERVICES CORP.

A new Article 12 shall be added to the Articles of Incorporation and shall read as follows:

Article 12.Each director of the Corporation elected by the shareholders shall be elected by a majority of the votes cast with respect to such director’s election at any meeting of the shareholders called for the purpose of the election of directors and at which a quorum is present, provided that if the number of director nominees exceeds the number of directors to be elected at such meeting, the directors elected at such meeting shall be elected by a plurality of the votes cast in such election of directors. For the purposes of this Article 12, a “majority of the votes cast” means that the number of shares voted “for” the election of a director must exceed the number of votes “against” the election of that director.